EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Eurasia Energy Limited (an exploration stage company) ("the Company") of our report dated April 29, 2015, on our audit of the balance sheets of Eurasia Energy Limited as of December 31, 2014 and 2013, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2014, and for the period from November 28, 2005 (the effective date of the exploration stage), through December 31, 2014. We also consent to the reference to us under the heading "Experts" in the Registration Statement.

Our report, dated April 29, 2015, contains an explanatory paragraph that states that Company has limited operations and has sustained operating losses resulting in an accumulated deficit at December 31, 2014. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

/s/ Peterson Sullivan LLP
Seattle, Washington
April 29, 2015

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